Exhibit 3

DEALER MANAGERS AGREEMENT

April 15, 2004

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Credit Suisse First Boston LLC
Eleven Madison Avenue
New York, New York 10010

Ladies and Gentlemen:

     1. Invitation. The United Mexican States, acting through the Ministry of Finance and Public Credit (“UMS”), plans to make an invitation to owners of its outstanding U.S.$3,300,000,000 8.125% Global Bonds due 2019, U.S.$1,750,000,000 8.00% Global Notes due 2022 and U.S.$1,750,000,000 11.50% Global Bonds due 2026 (collectively, the “Old Bonds”) to submit one or more offers to exchange Old Bonds for a combination of UMS’s U.S. dollar-denominated 5.875% Global Notes due 2014 (the “2014 Notes”) or U.S. dollar-denominated 7.500% Global Notes due 2033 (the “2033 Notes”) and, in each case, a U.S. dollar amount in cash (each such offer, an “Exchange Offer”), on the terms and subject to the conditions set forth in the Exchange Offer Supplement (as defined in Section 9(a) hereof) and the related letters of transmittal (the “Letters of Transmittal”, which, together with the Prospectus (as defined in Section 9(a) hereof), constitute the “Invitation”). The 2014 Notes and 2033 Notes are herein collectively referred to as the “Reopened Notes”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Exchange Offer Supplement.

     2. Appointment as Dealer Managers. UMS hereby appoints you as exclusive dealer managers (the “Dealer Managers”) in connection with the Invitation, and authorizes each of you to act as such on its behalf, in accordance with this dealer managers agreement (the “Agreement”) and the Invitation, including pursuant to your obligations as Dealer Managers set forth in this Section 2 and Section 5 hereof. You agree to (i) use your reasonable best efforts to solicit Exchange Offers pursuant to the Invitation, (ii) communicate with brokers, dealers, commercial banks and trust companies with respect to the Invitation and (iii) perform the duties ascribed to you in the Invitation Materials (as defined in Section 4(a) hereof).

     3. No Liability for Acts of Dealers, Commercial Banks and Trust Companies. Neither you nor any partners, directors, agents, employees or controlling persons (if any), as the case may be, of you or any of your affiliates shall have liability (in tort, contract or otherwise) to UMS or any other person asserting claims on behalf of or in right of UMS for any act or omission on the part of any broker or dealer in securities (each, a “Dealer”) (other than yourselves) or any commercial bank or trust company that solicits Exchange Offers, and no Dealer Manager shall have any liability (in tort, contract or otherwise) to UMS or any other person asserting claims on behalf of or in right of UMS for any losses, claims, damages, expenses or liabilities arising in connection with the solicitation of Exchange Offers pursuant to the Invitation, except for any such losses, claims, damages, expenses or liabilities incurred by UMS or any other person asserting claims on behalf of or in right of UMS that result from such Dealer Manager’s bad faith, gross negligence or willful misconduct in performing the services that are the subject of this Agreement. In soliciting or obtaining Exchange Offers, you, as Dealer Managers, shall act as independent contractors, and no Dealer, commercial bank or trust company is to be deemed to be acting as your agent or the agent of UMS, and you, as Dealer Managers, are not to be deemed the agent of UMS, any Dealer, commercial bank or trust company or any other person. UMS shall not be deemed to act as agent of the Dealer Managers.

     4. The Invitation Materials.

     (a) In connection with the Invitation, UMS authorizes each of you to reproduce and distribute, as you may deem necessary or advisable, the Prospectus, the Letters of Transmittal with respect to the Invitation, the electronic announcement document to potential participants pursuant to Rule 134 under the United States Securities Act of 1933, as amended (the “Act”), press releases and newspaper advertisements in connection with the Invitation (collectively, and including any amendments or supplements thereto provided by or on behalf of UMS in accordance with this Agreement, the “Invitation Materials”). UMS and the Dealer Managers expressly agree that all duly completed Letters of Transmittal shall be transmitted electronically through The Depository Trust Company’s Automated Tender Offer Program pursuant to the procedures described in the Exchange Offer Supplement, provided, however, that duly completed Letters of Transmittal by or on behalf of beneficial owners located in Luxembourg may be submitted in paper form pursuant to the applicable procedures described in the Exchange Offer Supplement. UMS further agrees to furnish to each of you (in New York City) as many copies as you may reasonably request of the Invitation Materials and shall cause to be mailed (or distributed electronically) to each registered holder of any Old Bond, as soon as practicable, a reasonable number of copies of such Invitation Materials. Thereafter, to the extent practicable until the Expiration Date (as defined in the Invitation), UMS shall use its best efforts to cause copies of such Invitation Materials to be mailed to each person who becomes a holder of record of any Old Bond upon its request therefor.

     (b) UMS shall not amend or supplement the Invitation Materials, or prepare or approve any other offering material for use in connection with the Invitation, without your consent, which consent shall not be unreasonably withheld. You shall not prepare or approve any other press releases or other offering material (other than material prepared solely for the internal use of a Dealer Manager) for use in connection with the Invitation, without UMS’s consent, which consent shall not be unreasonably withheld. UMS agrees that, a reasonable time prior to using or filing with the United States Securities and Exchange Commission (the “Commission”) or with any other Federal or other governmental agency, authority or instrumentality, domestic or foreign, any Invitation Materials (whether preliminary or otherwise), UMS will submit copies of such material to you for your approval, which approval shall not be unreasonably withheld.

     (c) UMS will advise you promptly of (i) the occurrence of any event which could cause UMS to withdraw or terminate the Invitation, (ii) any requirement to amend or supplement any Invitation Materials, (iii) the issuance of any communication, comment or order by the Commission (and, if in writing, will furnish you a copy thereof), (iv) any litigation or administrative or governmental action with respect to the Invitation of which UMS becomes aware, and (v) any other information relating to the Invitation which you may from time to time reasonably request in the performance of your duties hereunder. UMS shall have complete authority to, and in its discretion may, terminate the Invitation at any time on or prior to the close of business on the business day following the Expiration Date; provided that once UMS announces its acceptance of exchange offers as set forth in the Exchange Offer Supplement, UMS’s acceptance will be irrevocable. You will promptly inform UMS of any litigation or administrative or governmental action with respect to the Invitation of which you become aware.

     (d) UMS agrees (i) to prepare the Exchange Offer Supplement and any amendment or supplement thereto in a form approved by you and to file such Exchange Offer Supplement or any amendment or supplement thereto pursuant to Rule 424(b) under the Act not later than, in the case of the Exchange Offer Supplement, the Commission’s close of business on the second business day following the Commencement Date, and in the case of any amendment or supplement which contains information relating to the results of the Exchange Offers and such additional information as might be required under the Act, the Commission’s close of business on the second business day following the Announcement Date; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or any amendment or supplement thereto, of the suspension of the qualification of the Reopened Notes for offering or sale in any jurisdiction in the United States or any jurisdiction identified in Annex III hereto, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or any amendment or supplement thereto or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Basic Prospectus, the Prospectus Supplement or the Exchange Offer Supplement or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and (ii) promptly from time to time during and following the Expiration Date of the Invitation, to take such action as you may reasonably request to qualify the Invitation and the Reopened Notes for offering and sale under the securities laws of such jurisdictions in the United States of America and as set forth in Annex III hereto as you may reasonably request and to comply with such laws so as to permit the continuance of the Invitation and sales and dealings in the Reopened Notes in such jurisdictions for as long as may be necessary to complete the Invitation and the distribution of the Reopened Notes, provided that in connection therewith UMS shall not be required to file a general consent to service of process in any jurisdiction. With respect to the jurisdictions identified in Annex III hereto, each of UMS and you shall take actions reasonably available to it or you, respectively, to permit the continuance of the Invitation and the distribution of the Reopened Notes on the terms and conditions contemplated by such document, provided that if either UMS or you believe that the cost or burden of any such actions make them unreasonable, you and UMS shall consult in good faith with a view to restructuring the conduct of the Invitation and the distribution of the Reopened Notes in such jurisdiction in such a way that permits, to the extent possible, the continuance of the Invitation and the distribution of the Reopened Notes in such jurisdiction.

     (e) UMS agrees, if the delivery of a prospectus is required under the Act or the laws of any jurisdiction identified in Annex III hereto at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with Exchange Offers and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus in order to comply with the Act or the laws of any jurisdiction identified in Annex III hereto, to notify you and upon your request to prepare and furnish to each Dealer Manager and to any dealer in securities as many copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance; and in case you are required to deliver a prospectus in connection with sales of any of the Reopened Notes at any time under the Act, upon your request, to prepare and deliver to such Dealer Manager as many copies as you may reasonably request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act.

     (f) Our offers and solicitations and your solicitations shall be made only in the United States and the jurisdictions identified in Annex III hereto, and shall be conducted (including, without limitation, in respect of the use and distribution of the Invitation Materials) in compliance with the limitations and qualifications set forth in the document dated the date hereof captioned “Foreign Jurisdiction Investment Restrictions”. No offers, distributions of the Invitation Materials or solicitation shall be made in any other jurisdiction without your and UMS’s prior written consent. You agree that all material published in the United Kingdom in connection with the Invitation will be issued on behalf of UMS.

     5. Participation by Dealer Managers. UMS and the Dealer Managers agree to the matters described in the Exchange Offer Supplement under the caption “Terms of the Invitation—Participation by the Joint Dealer Managers and Mexico”.

     6. Compensation. UMS agrees to pay you as compensation for your services as Dealer Managers and for your advisory services in structuring and arranging the transaction contemplated hereby a total amount equal to 0.30% of the aggregate principal amount of 2014 Notes issued pursuant to Exchange Offers and 0.40% of the aggregate principal amount of 2033 Notes issued pursuant to Exchange Offers. Such compensation will be shared between the Dealer Managers as follows: 50% to Goldman, Sachs & Co. and 50% to Credit Suisse First Boston LLC. Such fees shall be payable in U.S. dollars, in immediately available funds, on the Settlement Date, to an account or accounts in New York City designated by the Dealer Managers and free and clear of any and all withholding or other similar taxes imposed by UMS in connection with any payments hereunder or the transactions contemplated hereby.

     7. Expenses. UMS and you agree to pay and/or reimburse each other for costs and expenses incurred in connection with the transactions contemplated hereby to the extent and as set forth in Schedule I hereto. All payments to be made pursuant to this Section 7 for the reimbursement of expenses shall be payable promptly after an itemized invoice specifying the expenses to be reimbursed has been received by the party making such reimbursement. The parties shall perform their respective obligations set forth in this Section 7 whether or not the Invitation is commenced, UMS terminates the Invitation prior to the business day following the Expiration Date, or UMS issues any Reopened Notes pursuant to the Invitation.

     8. Exchange Agent; Securityholder Lists.

     (a) UMS will appoint Citibank, N.A. to serve as exchange agent and Kredietbank S.A. Luxembourgeoise to serve as Luxembourg exchange agent (together, the “Exchange Agent”) in connection with the Invitation. You are authorized to communicate directly with the Exchange Agent (and any other information agent, exchange agent or depositary designated or retained by UMS) with respect to matters relating to the Invitation.

     (b) UMS agrees to furnish to you, to the extent the same is available to UMS, cards or lists or copies thereof showing the names and addresses of, and principal amount of Old Bonds held by, the registered holders of such Old Bonds as of a recent date, and shall include a provision in its agreement with the Exchange Agent to inform you orally and in writing of Letters of Transmittal received pursuant to the Invitation and such other information as you may reasonably require in connection with your services hereunder. You agree to use such information only in connection with the Invitation and not to furnish such information to any other person except in connection with the Invitation.

     9. Representations, Warranties and Covenants of UMS. UMS represents, warrants and covenants to you that:

     (a) UMS meets the requirements for use of Schedule B under the Act, is a “seasoned” foreign government issuer within the meaning of Commission Release No. 33-6424 and has filed with the Commission registration statements on Schedule B (File Nos. 333-101643 and 333-110594) relating to debt securities and warrants, including the Reopened Notes (together, the “Debt Securities”); such registration statements and any post-effective amendment thereto, each in the form heretofore delivered to you or your counsel, have been declared effective by the Commission in such form; no other document with respect to such registration statements or document incorporated by reference therein has heretofore been filed with the Commission, other than the documents incorporated therein by reference and prospectuses filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act, each in the form heretofore delivered to you or your counsel; and no stop order suspending the effectiveness of either such registration statement and no order preventing or suspending use of the Prospectus or any amendment or supplement thereto has been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The exchange offer supplement, dated April 15, 2004, relating to the Invitation and filed with the Commission pursuant to Rule 424(b) of the Act is referred to herein as the “Exchange Offer Supplement”. The various parts of such registration statements (not including the prospectus and prospectus supplement contained in registration statement File No. 333-101643 which, pursuant to Rule 429 under the Act, have been superseded by the prospectus and prospectus supplement contained in registration statement File No. 333-110594), including all exhibits thereto and the documents incorporated by reference in the prospectus and prospectus supplement contained in such registration statements at the time such part of the registration statements became effective, each as amended at the time such part of the registration statements became effective, are collectively referred to herein as the “Registration Statement”; the basic prospectus relating to the Debt Securities contained in the registration statement File No. 333-110594, in the form in which it was filed with the Commission on December 1, 2003, is referred to herein as the “Basic Prospectus”; the prospectus supplement relating to UMS’s Global Medium-Term Notes, Series A (including the Reopened Notes) contained in the registration statement File No. 333-110594, in the form in which it was filed with the Commission on December 1, 2003, is referred to herein as the “Prospectus Supplement”; the Basic Prospectus, as supplemented by the Prospectus Supplement and the Exchange Offer Supplement, is referred to herein as the “Prospectus”; any reference herein to the Exchange Offer Supplement, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any documents incorporated by reference therein as of the respective dates of such Exchange Offer Supplement, Prospectus Supplement and Prospectus; any reference to any amendment or supplement to the Exchange Offer Supplement, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any annual reports on Form 18-K and any amendments to such Form 18-K on Form 18-K/A (including all exhibits thereto) (collectively, a “Form 18-K”) filed after the date of such Exchange Offer Supplement, Prospectus Supplement or Prospectus, as the case may be, under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference in such Prospectus Supplement or Prospectus, as the case may be; and any reference herein to any amendment to the Registration Statement shall be deemed to refer to and include any Form 18-K filed after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.

     (b) The Registration Statement, the Exchange Offer Supplement, the Prospectus Supplement and the Basic Prospectus conform, and any further amendments or supplements to the Registration Statement, the Exchange Offer Supplement, the Prospectus Supplement or the Basic Prospectus will conform, in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder; the Registration Statement did not, as of the applicable effective date of the Registration Statement, and will not, as of the applicable date of any amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Exchange Offer Supplement, the Prospectus Supplement and the Basic Prospectus, as amended or supplemented with respect to the Invitation as of the applicable filing date thereof, did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to UMS by you expressly for use in the Prospectus as amended or supplemented with respect to the Invitation.

     (c) The Invitation Materials comply and (as amended or supplemented, if amended or supplemented) will comply in all material respects with all applicable requirements of the United States federal securities laws and the laws of those jurisdictions in which you are authorized to make Exchange Offers pursuant to this Agreement, and the Invitation Materials, including the information incorporated by reference therein, do not contain and (as amended or supplemented, if amended or supplemented) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic, political, fiscal or other condition, or foreign exchange controls, of UMS, otherwise than as set forth in or contemplated by the Prospectus.

     (e) The execution and delivery of this Agreement and all other documents to be executed and delivered by UMS hereunder have been duly authorized and have been or will be duly executed and delivered by UMS, and this Agreement constitutes the valid and binding agreement of UMS enforceable against UMS in accordance with its terms, subject to laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and additionally subject, as to Section 11 hereof, to any limitations imposed by the securities laws of any applicable jurisdiction.

     (f) The Reopened Notes have been duly authorized, and, when executed, issued, authenticated and delivered pursuant to the Invitation and the Fiscal Agency Agreement (as defined below), will have been duly executed, issued, authenticated and delivered and will constitute valid and legally binding direct, general and unconditional External Indebtedness (as defined in paragraph (h) of this Section 9) of UMS, subject to laws of general applicability relating to or affecting creditors’ rights, entitled to the benefits provided by the Fiscal Agency Agreement, dated as of September 1, 1992, as amended by Amendment No. 1, dated as of November 28, 1995, and by Amendment No. 2, dated as of March 3, 2003 (as amended, the “Fiscal Agency Agreement”), between UMS and Citibank, N.A., as Fiscal Agent (the “Fiscal Agent”), substantially in the form filed as an exhibit to the Registration Statement; the Fiscal Agency Agreement has been duly authorized, executed and delivered by UMS and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject to laws of general applicability relating to or affecting creditors’ rights; and the Fiscal Agency Agreement (to the extent the provisions thereof are applicable to the Reopened Notes) conforms, and the Reopened Notes will conform, to the descriptions thereof contained in the Prospectus as amended or supplemented with respect to the Invitation.

     (g) All consents, approvals, authorizations, orders, registrations, filings or qualifications of or with any court or governmental agency or other regulatory body or instrumentality of UMS in the UMS required for the issue and sale of, and the performance of the terms of, the Reopened Notes or the consummation by UMS of the transactions contemplated by this Agreement, the Invitation Materials, the Fiscal Agency Agreement or the Reopened Notes, in accordance with the terms thereof, have been obtained and are in full force and effect, and the issuance, sale and exchange of the Reopened Notes pursuant to the Invitation complies with UMS’s Federal Revenue Law for the fiscal year 2004.

     (h) The Reopened Notes will rank pari passu, without any preference one over the other among themselves, with all other unsecured and unsubordinated obligations of UMS, present and future, relating to External Indebtedness. For purposes of this Agreement, “External Indebtedness” means any indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than the currency of UMS (other than such indebtedness that is originally issued or incurred within UMS); and “indebtedness” means all unsecured and unsubordinated obligations of UMS in respect of money borrowed by UMS and guarantees of UMS in respect of money borrowed by others. The 2014 Notes will be consolidated and form a single series with, and be fully fungible with, UMS’s outstanding U.S.$1,000,000,000 5.875% Global Notes due 2014 (CUSIP No. 91086QAQ1, ISIN US91086QAQ10, Common Code 017836145). The 2033 Notes will be consolidated and form a single series with, and be fully fungible with, UMS’s outstanding U.S.$1,000,000,000 7.50% Global Notes due 2033 (CUSIP No. 91086QAN8, ISIN US91086QAN88, Common Code 016699314).

     (i) Other than as set forth in the Prospectus, there are no legal or governmental actions, suits, arbitrations or proceedings pending to which UMS is a party or of which any of its properties is the subject which, if determined adversely to UMS, would individually or in the aggregate have a material adverse effect on UMS’s ability to perform its obligations under the Reopened Notes, this Agreement, the Invitation, or the Fiscal Agency Agreement with respect to the Reopened Notes; and, to the best of UMS’s knowledge, no such actions, suits, arbitrations or proceedings have been threatened.

     (j) UMS is not in default in the payment of principal, interest or any other amount owing on any obligation in respect of indebtedness for money borrowed, and UMS has not received any notice of default (other than with respect to any failure to deliver periodically economic or financial information pursuant to agreements relating to UMS’s indebtedness) or acceleration with respect to any obligation in respect of indebtedness for money borrowed, in each case or in the aggregate, which would have a material adverse effect on the financial, economic or fiscal condition of UMS or its ability to perform its obligations under this Agreement, the Invitation, the Fiscal Agency Agreement or the Reopened Notes or which is otherwise material to the rights of the holders of the Reopened Notes; and the issue and sale of the Reopened Notes and the compliance by UMS with all of the provisions of this Agreement, the Invitation, the Fiscal Agency Agreement with respect to the Reopened Notes and the Reopened Notes and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any treaty, convention or material agreement or material instrument to which UMS is a party or by which it is bound and will not result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the revenues or assets of UMS under any such agreement or instrument and will not infringe any law or regulation of UMS.

     (k) There is no tax, levy, deduction, charge or withholding imposed by UMS or any political subdivision thereof either (i) on, by virtue of or in connection with the execution, delivery or enforcement of this Agreement, the Fiscal Agency Agreement, the Invitation or the Reopened Notes or (ii) on any payment to be made by UMS hereunder or pursuant to the Invitation or under the Reopened Notes, provided that the Old Bonds being exchanged and such Reopened Notes are held by an individual who is not a resident of UMS or by a non-Mexican corporation directly and not through a permanent establishment thereof in UMS.

     (l) No stamp or other issuance or transfer taxes or duties are payable by or on behalf of the Dealer Managers to UMS or any political subdivision or taxing authority thereof or therein in connection with (i) the issuance, sale and delivery by UMS to or for the respective accounts of the Dealer Managers of the Reopened Notes issued and sold pursuant to Exchange Offers submitted by the Dealer Managers or (ii) the sale and delivery outside UMS by the Dealer Managers of the Reopened Notes acquired pursuant to Exchange Offers submitted by the Dealer Managers to the initial purchasers thereof.

     (m) UMS has made or will make any arrangements necessary to be made by it to permit settlement to occur through the clearing systems contemplated by the Invitation.

     (n) UMS will file a notice with the Registro Nacional de Valores (the National Registry of Securities) maintained by the Comisión Nacional Bancaria y de Valores (the National Banking and Securities Commission) in order to register the Reopened Notes therewith.

     (o) UMS will make generally available to its securityholders in the United States and to you as soon as practicable, a statement of the revenues and expenditures of UMS covering the first full fiscal year of UMS commencing after the date hereof which will satisfy Section 11(a) of the Act and the rules and regulations of the Commission thereunder.

     (p) During the period beginning from the date hereof and continuing to and including the third business day after the Settlement Date, UMS will not offer, sell, contract to sell or otherwise dispose of any Old Bonds acquired by it pursuant to the Invitation or any debt securities of UMS that are substantially similar to the Reopened Notes, are denominated in U.S. dollars, are to be placed outside UMS and mature more than 10 years after the Settlement Date, without your prior written consent.

     (q) So long as any Reopened Notes are outstanding, upon request UMS will furnish to you, as soon as practicable after the availability thereof, copies of (A) UMS’s annual federal budget and public accounts, to the extent that such information has been made publicly available by or on behalf of UMS, and (B) all reports filed by UMS with the Commission.

     (r) UMS has applied for the listing of the Reopened Notes on the Luxembourg Stock Exchange and will use its best efforts to cause such listing to be approved.

     (s) UMS agrees that it will not announce the results of the Invitation on the Announcement Date unless each of the conditions set forth in Section 10 hereof to be satisfied on or as of the Announcement Date has been satisfied or waived.

     10. Conditions. The Dealer Managers shall be entitled to withdraw as Dealer Managers in connection with the Invitation, at any time, if the conditions set forth in this Section 10 are not met, and the obligations of the Dealer Managers hereunder shall at all times be subject, in their discretion, to the conditions that:

     (a) All representations and warranties and other statements of UMS contained herein are now, and at all times during the Invitation and until the Settlement Date will be, true and correct.

     (b) UMS at all times during the Invitation shall have performed all of its obligations hereunder theretofore required to have been performed.

     (c) The Exchange Offer Supplement and any amendment or supplement thereto with respect to the Invitation shall have been filed with the Commission by post-effective amendment or pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 4(d) hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof and no order preventing or suspending use of the Prospectus or any amendment or supplement thereto shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction.

     (d) On the date hereof (the “Commencement Date”) and the Announcement Date, Sullivan & Cromwell LLP, your United States counsel, shall have furnished to you such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of the Fiscal Agency Agreement and the Reopened Notes, the Registration Statement, the Prospectus and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In rendering their opinions, Sullivan & Cromwell LLP may assume all matters of Mexican law covered by the opinions referred to in paragraphs (e) and (f) of this Section 10.

     (e) On the Commencement Date and the Announcement Date, Ritch, Heather y Mueller, S.C., your Mexican counsel, shall have furnished to you such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of this Agreement, the Fiscal Agency Agreement and the Reopened Notes, the Registration Statement, the Prospectus and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In rendering such opinion, such counsel may assume all matters of United States Federal and New York law covered by the opinions referred to in paragraph (d) of this Section 10.

     (f) On the Commencement Date and the Announcement Date, the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit, or the Fiscal Attorney of the Federation or the Deputy Fiscal Attorney of the Federation, shall have furnished to you his or her written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex I hereto. In rendering such opinion, such counsel may state that his or her opinion is limited to matters of Mexican law and, as to all matters of United States Federal and New York law, may rely upon the opinion referred to in paragraph (g) of this Section 10.

     (g) On the Commencement Date and the Announcement Date, Cleary, Gottlieb, Steen & Hamilton, United States counsel for UMS, shall have furnished to you their written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex II hereto. In rendering such opinion, such counsel may state that their opinion is limited to the Federal laws of the United States and the laws of the State of New York and, as to all matters of Mexican law, may rely upon the opinion referred to in paragraph (f) of this Section 10.

     (h) UMS shall have furnished to you, on the Commencement Date and the Announcement Date, a certificate in English, dated the respective date of delivery thereof, of the Deputy Undersecretary for Public Credit, in which such official shall state that, to the best of his or her knowledge after reasonable investigation: (i) the representations and warranties of UMS in this Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made at and as of the respective date of such certificate (other than such representations and warranties which are made as of a specified date), (ii) UMS has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the respective date of such certificate, (iii) no proceeding has been initiated, or to the best of his or her knowledge, threatened to restrain or enjoin the Invitation or the issuance or delivery of the Reopened Notes by UMS pursuant to the Invitation Materials or in any manner to question the laws, proceedings, directives, resolutions, approvals, consents or orders under which the Invitation will be effected or the Reopened Notes will be issued pursuant thereto or to question the validity of the Invitation or the Reopened Notes, and none of said laws, proceedings, directives, resolutions, approvals, consents or orders has been repealed, revoked or rescinded in whole or in relevant part, and (iv) since the respective dates as of which information is given in the Prospectus as amended or supplemented and on or before the Announcement Date, there has not been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic, fiscal, political or other condition, or foreign exchange controls, of UMS, except as set forth in or contemplated by the Prospectus as amended or supplemented.

     (i) Since the respective dates as of which information is given in the Prospectus as amended or supplemented on or before the Announcement Date, there shall not have been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic, fiscal, political or other condition, or foreign exchange controls, of UMS, otherwise than as set forth in or contemplated by the Prospectus as amended or supplemented, the effect of which, in any such case, is in your reasonable judgment, after consultation with UMS, so material and adverse such as to make it impracticable or inadvisable to proceed with the Invitation or the delivery of the Reopened Notes or purchase of the Old Bonds on the terms and in the manner contemplated by the Prospectus as amended or supplemented.

     (j) Subsequent to the execution and delivery of this Agreement and on or before the Settlement Date there shall not have occurred any of the following: (A) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (B) trading of any securities of UMS shall have been formally suspended or limited on any international exchange; (C) a general moratorium on commercial banking activities in New York or UMS declared by either United States or New York State authorities or authorities of UMS, respectively; (D) a material failure in the computerized systems used to operate and maintain The Depository Trust Company’s Automated Tender Offer Program; or (E) the outbreak or escalation of hostilities involving the United States or UMS or the declaration by the United States or UMS of a national emergency or war, if the effect of any such event specified in clause (E) is in your reasonable judgment, after consultation with UMS, so material and adverse as to make it impracticable or inadvisable to proceed with the Invitation or the delivery of the Reopened Notes on the terms and in the manner contemplated by the Prospectus as amended or supplemented.

     (k) On or after the date hereof and on or before the Announcement Date (i) no downgrading shall have occurred in the rating accorded UMS’s debt securities by Standard & Poor’s or Moody’s and (ii) neither Standard & Poor’s nor Moody’s shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of UMS’s debt securities.

     (l) The Deputy Undersecretary for Public Credit or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit shall have furnished to you on the Commencement Date and the Announcement Date a certificate in English, dated the date of delivery, to the effect that as of its effective date, the Registration Statement and any further amendment thereto made by UMS did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; that, as of the date of the Exchange Offer Supplement, the Prospectus, and any further amendment or supplement thereto made by UMS, the Prospectus as so amended or supplemented, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and that, as of the respective date of such certificate, neither the Registration Statement nor the Prospectus or any amendment or supplement thereto made by UMS contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing certification shall not apply to the statements in or omissions from the Registration Statement or the Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to UMS in writing by you expressly for use in the Registration Statement or the Prospectus or such amendment or supplement thereto.

     (m) UMS shall have furnished to you on each of the Commencement Date and the Announcement Date such further information, certificates and documents as you may reasonably request.

     11. Indemnification and Contribution.

     (a) UMS agrees (i) to indemnify and hold each Dealer Manager harmless against any loss, damage, reasonable and documented expense, liability or claim (or action in respect thereof) (A) which arises out of or is based upon any untrue statement of a material fact or alleged untrue statement of material fact contained in the Registration Statement, the Prospectus as amended or supplemented, or any amendment or supplement thereto, the Invitation Materials or any of the documents referred to therein or in any amendment or supplement to any of the foregoing, or which arises out of or is based on the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that UMS shall not be liable in any such case to the extent that any such loss, claim, damage, reasonable and documented expense, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or the Invitation Materials or any such amendment or supplement in reliance upon and in conformity with written information furnished to UMS by such Dealer Manager expressly for use therein; or (B) which arises out of or is based upon any breach by UMS of any representation, warranty, covenant or failure to comply with any agreement set forth herein; or (C) which arises out of or is based upon a withdrawal, rescission, termination or modification of or a failure by UMS to make or consummate the Invitation; and (ii) to indemnify and hold each Dealer Manager harmless against any other loss, damage, reasonable and documented expense, liability or claim (or action in respect thereof) which otherwise arises out of or is based upon or asserted against such Dealer Manager in connection with its acting as a Dealer Manager in connection with the Invitation, or rendering any financial advisory services to UMS in connection with the Invitation, except to the extent that any such loss, damage, expense, liability or claim referred to in clause (ii) of this subsection (a) results from such Dealer Manager’s gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement. UMS also agrees to indemnify and hold you harmless against and to promptly reimburse you for any and all reasonable and documented expenses whatsoever (including legal and other fees and reasonable and documented expenses) reasonably incurred by you in connection with investigating, preparing for or defending against any such losses, damages, reasonable and documented expenses, liabilities or claims (or actions in respect thereof) after an itemized statement thereof, in reasonable detail, has been submitted to UMS whether or not resulting in any liability, and any amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever as set forth herein if such settlement is effected with the written consent of UMS. UMS also agrees that, except as provided in subsection (b) below, no Dealer Manager nor any of its affiliates, nor any partners, directors, agents, employees or controlling persons (if any), as the case may be, of it or any of its affiliates, shall have any liability, in tort or contract or otherwise, to UMS or any person asserting a claim on behalf of or in the right of UMS, in each case for or in connection with any matter referred to in this

Agreement, except to the extent that any loss, damage, expense, liability or claim incurred by UMS results from such Dealer Manager’s gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement.

     (b) Each Dealer Manager (i) will indemnify and hold harmless UMS and each of its officials, including its authorized representative in the United States, who signed the Registration Statement, against any losses, claims, damages, reasonable and documented expenses or liabilities to which UMS may become subject, under the Act or otherwise, insofar as such losses, claims, damages, reasonable and documented expenses or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus Supplement, the Prospectus, the Invitation Materials or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, such Prospectus Supplement, the Prospectus, the Invitation Materials or such amendment or supplement in reliance upon and in conformity with written information furnished to UMS by such Dealer Manager expressly for use therein, and (ii) will promptly reimburse UMS for any legal or other reasonable and documented expenses reasonably incurred by UMS in connection with investigating or defending any such action after an itemized statement thereof, in reasonable detail, has been submitted to such Dealer Manager.

     (c) Promptly after receipt by an indemnified party of notice of the commencement of any action under subsection (a) or (b) above for which indemnity may be sought, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation; provided that an indemnifying party shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to defend effectively against such action. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. No indemnified party shall, without the written consent of the indemnifying party (such consent not to be unseasonably withheld), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder.

     (d) If the indemnification provided for in this Section 11 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative economic benefits received by the indemnifying party on the one hand and the indemnified party on the other from the Invitation. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of UMS on the one hand and you on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative economic benefits of UMS on the one hand and you on the other shall be deemed to be in the same proportion as the maximum aggregate value of the Reopened Notes issued by UMS pursuant to the Invitation bears to the maximum aggregate fee proposed to be paid pursuant to Section 6 hereof as a result of the Invitation. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by UMS on the one hand or you on the other and UMS’s or your relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. UMS and you agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if you were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (e) The reimbursement, indemnity and contribution obligations under this Section 11 shall be in addition to any liability that any indemnifying party may otherwise have, shall extend upon the same terms and conditions to the affiliates, partners, directors, agents, employees and controlling persons (if any), as the case may be, of each indemnifying party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such party, any such affiliate and any such person.

     12. Termination and Survival of Certain Provisions.

     (a) This Agreement may be terminated (a) by you (i) upon a withdrawal by you as Dealer Managers under the terms hereof or (ii) if UMS determines to terminate or withdraw the

Invitation prior to consummation thereof, or (b) by UMS if it determines to terminate or withdraw the Invitation prior to consummation thereof.

     (b) The agreements contained in Sections 7, 11 and 13 hereof, the agreements contained in Section 6 hereof (to the extent the transactions contemplated hereby have been consummated) and the representations and warranties of UMS set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any failure to commence, or the withdrawal, rescission, termination or consummation of, the Invitation or the termination or assignment of this Agreement, (b) any investigation made by or on behalf of any indemnified party, and (c) the completion of your services hereunder.

     13. Jurisdiction and Immunity. UMS hereby appoints its Consul General in The City of New York (currently Mr. Arturo Sarukhan Casamitjana) and his successors as its authorized agent (the “Authorized Agent”) upon which process may be served in any action or proceeding arising out of or relating to this Agreement which may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, and each party hereto irrevocably submits to the jurisdiction of any such court in respect of any such action and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such action in any such court. UMS waives any right to which it may be entitled on account of residence or domicile. UMS will maintain at all times in the Borough of Manhattan, The City of New York, a person acting as or discharging the function of Consul General as long as any of the Reopened Notes remain outstanding, unless and until a successor agent shall have been appointed and such successor agent shall have accepted such appointment. UMS will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent at 27 East 39th Street, New York, New York 10016, and written notice of such service mailed or delivered to UMS at its address set forth in Section 19 hereof shall be deemed, in every respect, effective service of process upon UMS. Notwithstanding the foregoing, any such action may be instituted in any competent court in UMS. UMS hereby waives irrevocably any immunity from jurisdiction to which it might otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) in any such action in any state or federal court in the Borough of Manhattan, The City of New York, or in any competent court in UMS, except that under Article 4 of the Federal Code of Civil Procedures of UMS attachment prior to judgment or attachment in aid of execution will not be enforced by Mexican courts against property of UMS. The submission to jurisdiction and waiver of immunity by UMS contained herein is for the exclusive benefit of you (and your affiliates, partners, directors, agents, employees and controlling persons, if any, referred to in Section 11 hereof) and shall not extend to any other person.

     14. Severability. If any provision hereof shall be determined to be invalid, illegal or unenforceable in any respect, such determination shall not affect any other provision hereof, which shall remain in full force and effect.

     15. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon UMS, you and the other indemnified parties, and each of your and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law, except that all matters governing authorization and execution of this Agreement by UMS shall be governed by the laws of UMS.

     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

     19. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by mail or facsimile transmission, to the parties hereto as follows:

(a)	If to you:

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attn: Debt Capital Markets Facsimile: (212) 357-2041

Credit Suisse First Boston LLC Eleven Madison Avenue New York, New York 10010-3629 Attn: Legal and Compliance – Transaction Advisory Group

(b)	If to UMS:

Secretaría de Hacienda y Crédito Público
Palacio Nacional, Patio Central, 3er Piso, Oficina 3010
Colonia Centro
06000, Mexico D.F., Mexico
Attn: Deputy Undersecretary for Public Credit
Facsimile: (011) 52-559158-1156

     Please indicate your willingness to act as Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

UNITED MEXICAN STATES

By:	/s/ Andrés Conesa Labastida

Name: Andrés Conesa Labastida
Title: Deputy Undersecretary for Public Credit

Accepted as of the date
first set forth above:

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.

	Name:	John McIntyre
	Title:	Managing Director

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ Helena M. Willner

	Name:	Helena M. Willner
	Title:	Director

Schedule I

Expense Allocation for the Invitation

(Pursuant to Section 7 of the Dealer Managers Agreement)

	Dealer Managers’	UMS’s
Category of Expense	Share	Share
Fees and Disbursements of Dealer Managers’ Counsel (a)	100%	0%
Fees and Disbursements of UMS’s Counsel (b)	0%	100%
Bloomberg Roadshow Expenses	100%	0%
Luxembourg Listing Fees	100%	0%
Fiscal and Paying Agents	100%	0%
Settlement Agent	100%	0%
Exchange Agent	100%	0%
Information Agent	100%	0%
Listing Agent	100%	0%
Announcement Tombstones and Advertisements (Placed at Launch)	100%	0%
Reproduction/Mailing of Invitation Materials, including the filing under the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system of the Commission of the Prospectus and the Form 18K/A of UMS filed in connection with the Invitation	100%	0%
Jurisdictional Analysis (Limited to work completed in this regard by UMS’s counsel)	0%	100%
Blue Sky Fees (Not including legal fees and disbursements of Dealer Managers’ counsel)	0%	100%
SEC Filing and Listing Fees	0%	100%
Other additional expenses related to the Invitation, including, but not limited to, out-of-pocket expenses, translations, documentation and travel expenses of UMS, if any.	100%	0%

     (a) Includes fees and disbursements of Sullivan & Cromwell LLP, as the Dealer Managers’ United States counsel, and any other United States or foreign counsel retained by the Dealer Managers in connection with the Invitation. The allocation of expenses related to the Dealer Managers’ counsel is based on the assumption that UMS will bear complete responsibility for the investigation of all jurisdictional issues relating to the offering.

     (b) Includes Cleary, Gottlieb, Steen & Hamilton, as UMS’s United States counsel, and any other United States or foreign counsel retained by UMS in connection with the Invitation.

Annex I

     Capitalized terms used in this Annex I and not defined herein shall have the meanings ascribed thereto in the Dealer Managers Agreement to which this Annex I is appended.

OPINION OF LIC.

     (i) UMS has full power and authority to perform and comply with the terms and provisions of the Dealer Managers Agreement, and the Dealer Managers Agreement has been duly authorized, executed and delivered by UMS and, assuming that it constitutes a valid and legally binding agreement under New York law, constitutes a valid and legally binding agreement of UMS enforceable against UMS in accordance with its terms, subject to laws of general applicability relating to or affecting creditors’ rights.

     (ii) UMS has full power and authority to perform and comply with the terms and provisions of the Reopened Notes. The Reopened Notes have been duly authorized by UMS in accordance with the laws of UMS, and, when executed, authenticated, issued and delivered pursuant to the Invitation, will have been duly and validly executed, issued and delivered by UMS in accordance with the laws of UMS, and the Reopened Notes will constitute valid and legally binding direct general and unconditional External Indebtedness (as defined in the Dealer Managers Agreement) of UMS enforceable in accordance with their terms and entitled to the benefits of the Fiscal Agency Agreement. Such obligations shall not in any way be legally affected or impaired as a result of any use to be made by UMS of the proceeds received by it from the sale of the Reopened Notes; all necessary action by the Executive Branch of UMS in connection with the Invitation and the Reopened Notes has been duly taken, including the issuance of the Decrees of the President of UMS to the Ministry of Finance and Public Credit with respect to the issuance of the Reopened Notes, dated                                       ; and the Reopened Notes will rank pari passu, without any preference among themselves, with all other unsecured and unsubordinated External Indebtedness of UMS. The 2014 Notes will be consolidated and form a single series with, and be fully fungible with, UMS’s outstanding U.S.$1,000,000,000 5.875% Global Notes due 2014 (CUSIP No. 91086QAQ1, ISIN US91086QAQ10, Common Code 017836145). The 2033 Notes will be consolidated and form a single series with, and be fully fungible with, UMS’s outstanding U.S.$1,000,000,000 7.50% Global Notes due 2033 (CUSIP No. 91086QAN8, ISIN US91086QAN88, Common Code 016699314).

     (iii) UMS has full power and authority to perform and comply with its obligations under the Fiscal Agency Agreement. The Fiscal Agency Agreement has been duly authorized, executed and delivered by UMS and, assuming due authorization, execution and delivery thereof by the Fiscal Agent, and that the Fiscal Agency Agreement constitutes a valid and legally binding agreement under New York law, constitutes the valid and legally binding direct and unconditional obligation of UMS enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights.

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     (iv) Neither the execution and delivery of the Dealer Managers Agreement, the Fiscal Agency Agreement or the Reopened Notes, nor the consummation of the Invitation and the transactions therein contemplated, nor compliance with the terms and provisions thereof, including performance of each of the obligations contained therein, (A) will conflict with, violate or result in a breach of, the Political Constitution of UMS or any laws, rule or regulations of UMS (including, without limitation, the Federal Revenue Law for the Fiscal Year 2004), (B) will conflict with or result in a breach of any of the terms, conditions or provisions of any treaty, convention, material agreement or material instrument to which UMS is a party or by which UMS is bound or constitute a default thereunder or (C) will result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the revenues or assets of UMS under any such agreement or instrument.

     (v) The Registration Statement, the Basic Prospectus and each Prospectus Supplement and their filing with the Commission have been duly authorized by and on behalf of UMS, and the Registration Statement has been duly executed by and on behalf of UMS; the information in the Registration Statement, the Basic Prospectus and each Prospectus Supplement as amended or supplemented stated on the authority of public officials of UMS has been stated in their official capacities thereunto duly authorized by UMS; all statements with respect to or involving matters of Mexican law set forth in the Registration Statement, the Basic Prospectus and any Prospectus Supplement as amended or supplemented are true and correct in all material respects.

     (vi) All authorizations, approvals and consents (which consents shall be specified in such opinion and certified copies of which shall be provided to Sullivan & Cromwell LLP and Ritch Heather y Mueller, S.C.) from and registrations with all government authorities in UMS that are necessary for the consummation of the Invitation, the execution and delivery of the Dealer Managers Agreement, the execution and delivery of the Fiscal Agency Agreement and for the execution, issuance, sale and delivery of the Reopened Notes and performance by UMS of the covenants contained in the Reopened Notes and in the Dealer Managers Agreement have been obtained and are in full force and effect. Once the Reopened Notes have been issued, a notice is required to be filed by UMS with the Comisión Nacional Bancaria y de Valores; provided, however, that the failure to effect such notice shall not affect UMS’s obligations under the Reopened Notes.

     (vii) Under the laws of UMS, neither UMS nor any of its property has any immunity from the jurisdiction of any court or from set-off or any legal process, including execution of judgments (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) except that under Article 4 of the Federal Code of Civil Procedure of UMS, attachment prior to judgment or attachment in aid of execution will not be enforced by Mexican courts against property of UMS.

     (viii) (A) The agreement of UMS and the parties thereto that the Dealer Managers Agreement, the Fiscal Agency Agreement and the Reopened Notes shall be governed by, and construed in accordance with, the laws of the State of New York is a valid choice of law under the laws of UMS and, accordingly, would be recognized and applied by the courts of UMS in any action or proceeding involving UMS arising out of or relating to the Dealer Managers Agreement, the Fiscal Agency Agreement or the Reopened Notes (provided that in any such proceedings in UMS for the enforcement of the Dealer Managers Agreement, the Fiscal Agency Agreement or

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the Reopened Notes, a Mexican court would apply Mexican procedural law). (B) (i) The irrevocable submission of UMS pursuant to Section 13 of the Dealer Managers Agreement to the jurisdiction of any state or federal court in The Borough of Manhattan, The City of New York, and the waiver by UMS of any objection to the venue of such proceeding in any such court, (ii) the waiver by UMS pursuant to Section 13 of the Dealer Managers Agreement of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity but excluding attachment prior to judgment or attachment in aid of execution) with respect to any action, claim or proceeding arising out or relating to the Dealer Managers Agreement, or the waiver to any right to which it may be entitled, based upon place of residence or domicile, and (iii) the appointment by UMS of its Consul General in The City of New York as its agent to receive service of process on behalf of UMS for the purposes described in Section 13 of the Dealer Managers Agreement are each valid and legally binding on UMS. (C) Service of process effected in the manner set forth in Section 13 of the Dealer Managers Agreement, assuming its validity under New York law, will be effective, insofar as Mexican law is concerned, to confer valid personal jurisdiction over UMS. (D) Any judgment obtained in a New York State or federal court sitting in The Borough of Manhattan, The City of New York, arising out of or in relation to the obligations of UMS under the Dealer Managers Agreement would be enforceable, subject to the limitations described in clause (vii) above, against UMS in the courts of UMS pursuant to Articles 569 and 571 of the Federal Code of Civil Procedure and Article 1347-A of the Commercial Code, which provide, inter alia, that any judgment rendered outside UMS may be enforced by Mexican Courts, provided that:

(A)	such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Dealer Managers Agreement;

(B)	such judgment is strictly for the payment of certain sum of money; provided that under the Mexican Monetary Law, payments which should be made in UMS in foreign currency, whatever the agreement or upon a judgment of a Mexican court, may be discharged in Mexican currency at a rate of exchange for such currency prevailing at the time of payment;

(C)	service of process was made personally on UMS or on the appropriate process agent;

(D)	such judgment does not contravene Mexican public policy or laws;

(E)	the applicable procedure under the laws of UMS with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with; and

(F)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction.

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     (ix) To ensure the legality, validity, enforceability or admissibility in evidence of the Dealer Managers Agreement, the Invitation, the Fiscal Agency Agreement or the Reopened Notes, it is not necessary that the Dealer Managers Agreement, the Invitation, the Fiscal Agency Agreement or the Reopened Notes or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in UMS (other than the translation and publication thereof), or that any registration charge or stamp or similar tax be paid on or in respect of the Dealer Managers Agreement, the Invitation, the Fiscal Agency Agreement or the Reopened Notes, or any other document, provided that in the event any legal proceedings are brought in any court of UMS, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation.

     (x) There is no tax, levy, deduction, charge or withholding imposed by UMS or any political subdivision thereof either (A) on or by virtue of the execution, delivery, recognition or enforcement of the Dealer Managers Agreement or the Fiscal Agency Agreement or the Reopened Notes or in connection with the Invitation or (B) on any payment to be made by UMS thereunder or pursuant to the Invitation or under the Reopened Notes, provided that the Old Bonds being exchanged and the Reopened Notes are held by an individual who is not a resident of UMS or by a non-Mexican corporation directly and not through a permanent establishment or fixed base thereof in UMS.

     (xi) The statements under the captions “Taxation—Mexican Taxation” in the Exchange Offer Supplement and “Taxation—Mexican Taxation” in the MTN Prospectus Supplement fairly summarize the provisions of Mexican tax law described therein.

     (xii) The Dealer Managers Agreement, the Fiscal Agency Agreement and the Reopened Notes are in proper legal form under the laws of UMS for the enforcement thereof against UMS under the law of UMS, provided that in the event any legal proceedings are brought in any court of UMS, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation.

     (xiii) No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding, or other taxes are payable by you or on your behalf as Dealer Managers to UMS or to any political subdivision or taxing authority thereof or therein by reason of your being Dealer Managers in connection with (A) the issuance, sale and delivery by UMS to or for the respective accounts of the Dealer Managers of the Reopened Notes issued pursuant to the Invitation or (B) the sale and delivery outside UMS by the Dealer Managers of the Reopened Notes to the initial purchasers thereof in the manner contemplated by the Invitation.

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Annex II

     Capitalized terms used in this Annex II and not defined herein shall have the meanings ascribed thereto in the Dealer Managers Agreement to which this Annex II is appended.

OPINION OF CLEARY, GOTTLIEB, STEEN & HAMILTON

     (i) the Dealer Managers Agreement has been duly executed and delivered by UMS under New York law;

     (ii) the Fiscal Agency Agreement has been duly executed and delivered by UMS and, assuming due authorization, execution and delivery of the Fiscal Agency Agreement by the Fiscal Agent, is a valid, binding and enforceable obligation of UMS, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity (whether considered in a proceeding in equity or at law) and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights;

     (iii) assuming due authorization, execution and delivery by UMS of the Reopened Notes against delivery of Old Bonds pursuant to the Invitation, and assuming due authentication, execution and delivery of the Reopened Notes by the Fiscal Agent, the Reopened Notes will be the valid, binding and enforceable obligations of UMS, entitled to the benefits of the Fiscal Agency Agreement, subject to applicable bankruptcy, insolvency and other laws affecting creditors’ rights generally, to general principles of equity (whether considered in a proceeding in equity or at law) and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights;

     (iv) the issuance and sale of the Reopened Notes by UMS pursuant to the Dealer Managers Agreement and the Fiscal Agency Agreement and the performance by UMS of its obligations in the Dealer Managers Agreement and the Fiscal Agency Agreement do not require the consent, approval, authorization, registration or qualification of or with any U.S. federal or New York State government authority that in such counsel’s experience would normally be applicable with respect to such issuance, delivery or performance, except such as have been obtained or effected under the Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws (as to which such counsel need express no opinion);

     (v) under the laws of the State of New York relating to personal jurisdiction, UMS has, pursuant to Section 13 of the Dealer Managers Agreement, validly and irrevocably submitted to the jurisdiction of any state or federal court located in The Borough of Manhattan, The City of New York, in any action arising out or relating to the Dealer Managers Agreement, has validly and irrevocably waived any objection to the venue of a proceeding in any such court, and has validly and irrevocably appointed its Consul General in The City of New York as its authorized agent for the purpose described in Section 13 of the Dealer Managers Agreement; service of process effected in the manner set forth in Section 13 of the Dealer Managers Agreement will be effective to confer valid personal jurisdiction over UMS in any such action; and the waiver by

UMS pursuant to Section 13 of the Dealer Managers Agreement of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) with respect to any such action in any such court is valid, binding and enforceable under New York and federal law, subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976;

     (vi) the Registration Statement is effective under the Act and, to the best of our knowledge, no stop order with respect thereto has been issued, or proceeding for that purpose has been instituted or threatened by the Commission;

     (vii) the statements set forth under the captions “Description of the Notes” in the Prospectus Supplement and “Description of the Securities—Debt Securities” in the Basic Prospectus, as supplemented by the statements set forth under the caption “Description of the Reopened Notes” in the Exchange Offer Supplement, insofar as such statements purport to summarize certain provisions of the Reopened Notes and the Fiscal Agency Agreement, provide a fair summary of such provisions; and

     (viii) the statements set forth under the caption “Taxation—United States Federal Taxation” in the Prospectus Supplement, as supplemented by the statements set forth under the caption “Taxation—United States Federal Income Taxation” in the Exchange Offer Supplement, insofar as such statements purport to summarize federal laws of the United States referred to thereunder, constitute a fair summary of the principal U.S. Federal income tax consequences of an investment in the Reopened Notes.

     In rendering such opinion, such counsel may state that (a) they have assumed that any documents referred to in their opinion and executed by UMS have been duly authorized, executed and delivered pursuant to Mexican law; and (b) they have assumed that UMS and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to UMS regarding matters of the federal law of the United States of America or the law of the State of New York). Such counsel may state that their opinions are subject to applicable bankruptcy, insolvency and other laws affecting creditors’ rights generally, to general principles of equity (whether considered in a proceeding in equity or at law) and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

     In addition, Cleary, Gottlieb, Steen & Hamilton shall have furnished to the Dealer Managers a letter confirming that as United States counsel to UMS, such counsel reviewed the Registration Statement, the Basic Prospectus, the Prospectus Supplement and the Exchange Offer Supplement, as then amended or supplemented, participated in discussions with representatives of the Dealer Managers and those of UMS and its Mexican counsel, and advised UMS as to the requirements of the Act and the applicable rules and regulations thereunder; confirming that on the basis of the information that such counsel gained in the course of the performance of such services, considered in the light of their understanding of the applicable law and the experience they have gained through their practice under the Act, in their opinion, each part of the Registration Statement, when such part became effective, and the Basic Prospectus, the MTN Prospectus Supplement, the Exchange Offer Supplement and any further amendment or supplement thereto, as of the date of the Exchange Offer Supplement or any further amendment or supplement thereto, appeared on their face to be appropriately responsive in all material respects to the requirements of the Act and the applicable rules and regulations of the Commission thereunder; nothing that came to such counsel’s attention in the course of such review has caused such counsel to believe that any part of the Registration Statement, when such part became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Basic Prospectus, the Prospectus Supplement or the Exchange Offer Supplement or any amendment or supplement thereto, as of the date of such letter, contained an untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such counsel may state that in connection with the foregoing statements, they express no view as to the financial and statistical data included in the Basic Prospectus, the Prospectus Supplement, the Exchange Offer Supplement and the Registration Statement, or the mining or petroleum reserve or production information therein. Such counsel may also state that they are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Exchange Offer Supplement (except to the extent expressly stated in the opinion of such counsel pursuant to clauses (vii) and (viii) above); that such counsel do not express any opinion or belief as to the financial statements and related schedules or other financial or statistical data or information; that such counsel do not express an opinion or belief as to the laws of UMS or as to information supplied by or on behalf of or relating to the Dealer Managers; and that their letter is furnished as United States counsel for UMS to you and is solely for the benefit of the Dealer Managers.

Annex III

List of Jurisdictions

(Pursuant to Section 4(d) of the Dealer Managers Agreement)

Belgium
Bermuda
Cayman Islands
France
Germany
Ireland
Italy
Luxembourg
Mexico
The Netherlands
Spain
Switzerland
United Kingdom and its possessions

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